Exhibit 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13D-1(k)(1)

     The undersigned acknowledge and agree that (i) the foregoing Schedule 13D, as heretofore amended, with respect to Pure Cycle Corporation, as referred to therein, is filed on behalf of all of the undersigned, (ii) all subsequent amendments to such statement, as amended from time to time, shall be filed on behalf of all of the undersigned without the necessity of any of the undersigned making individual filings, (iii) each of the undersigned shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person or entity contained therein (provided, that none of the undersigned shall be responsible for the completeness or accuracy of the information concerning any of the other persons or entities making the filing, unless such person or entity knows or has reason to believe that such information is inaccurate), and (iv) this joint filing agreement shall be included as an exhibit to the foregoing Schedule 13D.

     Dated: September 8, 2006

High Plains A&M, LLC

By:	/s/ Mark Campbell

Name:	Mark Campbell

Its:	Manager

/s/ H. Hunter White, III
H. Hunter White, III

/s/ Mark Campbell
Mark Campbell

/s/ M. Walker Baus
M. Walker Baus